Exhibit 10.1

LAKELAND BANCORP, INC.

2009 EQUITY COMPENSATION PROGRAM

(As Amended and Restated Effective February 27, 2014)

1. Purposes. This Equity Compensation Program (the “Program”) is intended to secure for Lakeland Bancorp, Inc. (the “Corporation”), its direct and indirect present and future subsidiaries, including without limitation any entity which the Corporation reasonably expects to become a subsidiary (the “Subsidiaries”), and its shareholders, the benefits arising from ownership of the Corporation’s common stock (“Common Stock”) by those selected directors, officers and key employees of the Corporation and the Subsidiaries who are responsible for future growth. The Program is designed to help attract and retain superior individuals for positions of substantial responsibility with the Corporation and the Subsidiaries and to provide these persons with an additional incentive to contribute to the success of the Corporation and the Subsidiaries.

2. Elements of the Program. In order to maintain flexibility in the award of benefits, the Program is comprised of four parts — the Incentive Stock Option Plan (“Incentive Plan”), the Supplemental Stock Option Plan (“Supplemental Plan”), the Restricted Shares Plan (“Restricted Shares Plan”) and the Restricted Stock Units Plan (the “RSU Plan”). Copies of the Incentive Plan, Supplemental Plan, Restricted Shares Plan and RSU Plan are attached hereto as Parts I, II, III and IV, respectively. Each such plan is referred to herein as a “Plan” and all such plans are collectively referred to herein as the “Plans.” In addition, the Program Administrator may issue shares of Common Stock to members of the Board of Directors of the Corporation in payment of all or any portion of directors’ fees. Effective February 27, 2014, Incentive Bonus Awards, as set forth in Article 24 hereof, may also be granted under the Plan. The grant of an award under one of the Plans shall not be construed to prohibit the grant of an award under any of the other Plans.

3. Applicability of General Provisions. Unless any Plan specifically indicates to the contrary, all Plans shall be subject to the general provisions of the Program set forth below under the heading “General Provisions of the Equity Compensation Program” (the “General Provisions”).

GENERAL PROVISIONS OF THE EQUITY COMPENSATION PROGRAM

Article 1. Administration. The Program shall be administered by the Board of Directors of the Corporation (the “Board” or the “Board of Directors”) or any duly created committee appointed by the Board and charged with the administration of the Program. To the extent required in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), such committee shall consist solely of “Outside Directors” (as defined herein). The Board, or any duly appointed committee, when acting to administer the Program, is referred to as the “Program Administrator”. Any action of the Program Administrator shall be taken by majority vote at a meeting or by unanimous written consent of all members without a meeting. No Program Administrator or member of the Board of the Corporation shall be liable for any action or determination made in good faith with respect to the Program or with respect to any option or restricted shares granted pursuant to the Program. For purposes of the Program, the term “Outside Director” shall mean a director who (a) is not a current employee of the Corporation or the Subsidiaries; (b) is not a former employee of the Corporation or the Subsidiaries who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the then current taxable year; (c) has not been an officer of the Corporation or the Subsidiaries; and (d) does not receive remuneration (which shall be deemed to include any payment in exchange for goods or services) from the Corporation or the Subsidiaries, either directly or indirectly, in any capacity other than as a director, except as otherwise permitted under Code Section 162(m) and the regulations thereunder.

Article 2. Authority of Program Administrator. Subject to the other provisions of this Program, and with a view to effecting its purpose, the Program Administrator shall have the authority: (a) to construe and interpret the Program; (b) to define the terms used herein; (c) to prescribe, amend and rescind rules and regulations relating to the Program; (d) to determine the persons to whom options shall be granted under the Program; (e) to determine the time or times at which options shall be granted under the Program; (f) to determine the number of shares subject to any option under the Program as well as the option price, and the duration of each option and any other terms and conditions of options; (g) to determine the persons to whom and the times at which restricted shares or restricted stock units (“RSUs”) shall be granted under Parts III and IV of the Program, respectively, and to determine the number of restricted shares and RSUs so granted and the term of the restricted period and other conditions and restrictions applicable to such restricted shares and RSUs; (h) to determine the persons to whom and the times at which Incentive Bonus Awards shall be granted and the amounts, terms and conditions thereof, and (i) to make any other determinations necessary or advisable for the administration of the Program and to do everything necessary or appropriate to administer the Program. All decisions, determinations and interpretations made by the Program Administrator shall be binding and conclusive on all participants in the Program and on their legal representatives, heirs and beneficiaries.

Each award under the Program shall be evidenced by an Award Agreement in a form approved by the Program Administrator setting forth such terms and conditions of the award as the Program Administrator deems appropriate consistent with the limitations of the Program. The Program Administrator may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a recipient. Each Award Agreement shall be subject to the terms and conditions of the Program and need not be identical.

Article 3. Maximum Number of Shares Subject to the Program. The maximum aggregate number of shares of Common Stock issuable pursuant to the Program shall be 2,000,000 shares. No one person participating in the Program may receive options, restricted shares and/or RSUs for more than 300,000 shares of Common Stock in any calendar year. All such shares may be issued under any Plan which is part of the Program. In addition, the Program Administrator may issue shares of Common Stock to members of the Board of Directors of the Corporation in payment of all or any portion of directors’ fees. If any of the options (including incentive stock options) granted under the Program expire or terminate for any reason before they have been exercised in full, or any restricted shares or RSUs are forfeited, then the shares subject to those expired or terminated options or forfeited restricted shares or RSUs shall again be available for purposes of the Program. Any shares of Common Stock delivered pursuant to the Program may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Article 4. Eligibility and Participation. All directors, officers and employees of the Corporation and the Subsidiaries shall be eligible to participate in the Program. The term “employee” shall include any person who has agreed to become an employee.

Article 5. Effective Date and Term of Program. The Program shall become effective immediately upon approval of the Program by the Board of Directors of the Corporation, subject to approval of the Program by the shareholders of the Corporation within twelve months after the date of approval of the Program by the Board of Directors. The Program shall continue in effect for a term of ten years from the date that the Program is adopted by the Board of Directors, unless sooner terminated by the Board of Directors of the Corporation.

Article 6. Adjustments. In the event that the outstanding shares of Common Stock of the Corporation are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split (an “Adjustment Event”), an appropriate and proportionate adjustment shall be made by the Program Administrator in the maximum number and kind of shares as to which options, restricted shares and RSUs may be granted under the Program, and to the maximum number of shares subject to stock options, restricted share awards and RSUs that may be granted to any one person in any calendar year. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and outstanding restricted shares and RSUs which shall have been granted prior to any such Adjustment Event shall likewise be made. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share or other unit of any security covered by the option. In making any adjustment pursuant to this Article 6, any fractional shares shall be disregarded.

Article 7. Termination and Amendment of Program and Awards. No options, restricted shares, RSUs or Incentive Bonus Awards shall be granted under the Program after the termination of the Program. The Program Administrator may at any time amend or revise the terms of the Program or of any outstanding option, restricted shares, RSUs or Incentive Bonus Awards issued or granted under the Program, provided, however, that (a) any shareholder approval required by applicable law or regulation shall be obtained and (b) no amendment, suspension or termination of the Program or of any outstanding option, restricted shares, RSUs or Incentive Bonus Awards shall, without the consent of the person who has received such option, restricted shares, RSUs or Incentive Bonus Awards impair any of that person’s rights or obligations under such option, restricted shares, RSUs or Incentive Bonus Awards.

Article 8. Privileges of Stock Ownership. Notwithstanding the exercise of any option granted pursuant to the terms of the Program, no person shall have any of the rights or privileges of a stockholder of the Corporation in respect of any shares of stock issuable upon the exercise of his or her option, or upon the grant of restricted shares or the vesting of RSUs, until certificates representing the shares of Common Stock covered thereby have been issued and delivered. No adjustment shall be made for dividends or any other distributions for which the record date is prior to the date on which any stock certificate is issued pursuant to the Program.

Article 9. Reservation of Shares of Common Stock. During the term of the Program, the Corporation will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Program.

Article 10. Tax Withholding. Prior to the delivery of any shares of Common Stock in connection with the exercise of an option, the lapse of restrictions, vesting or payment with respect to a grant of restricted shares, RSUs or Incentive Bonus Awards, the recipient shall pay or make adequate provision acceptable to the Corporation for the satisfaction of the statutory minimum prescribed amount of federal and state income tax and other withholding obligations of the Corporation, including by having the Corporation withhold from the number of shares of Common Stock otherwise deliverable in connection with such exercise, lapse of restrictions, vesting or payment, if applicable, a number of shares of Common Stock having a Fair Market Value (as defined in Part I of the Program) equal to an amount sufficient to satisfy such tax withholding obligations.

Article 11. Employment; Service as a Director. Nothing in the Program gives to any person any right to continued employment by the Corporation or the Subsidiaries or to continued service as a director of the Corporation or the Subsidiaries or limits in any way the right of the Corporation or the Subsidiaries at any time to terminate or alter the terms of that employment or service.

Article 12. Investment Letter; Lock-Up Agreement; Restrictions on Obligation of the Corporation to Issue Securities; Restrictive Legend. Any person acquiring or receiving Common Stock or other securities of the Corporation pursuant to the Program, as a condition precedent to receiving the shares of Common Stock or other securities, may be required by the Program Administrator to submit a letter to the Corporation (a) stating that the shares of Common Stock or other securities are being acquired for investment and not with a view to the distribution thereof and (b) providing other assurances determined by the Corporation to be necessary or appropriate in order to assure that the issuance of such shares is exempt from any applicable securities registration requirements. The Corporation shall not be obligated to sell or issue any shares of Common Stock or other securities pursuant to the Program unless, on the date of sale and issuance thereof, the shares of Common Stock or other securities are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or exempt from registration thereunder.

Article 13. Rights Upon Termination of Employment or Service as a Director. Notwithstanding any other provision of the Program, any benefit granted to an individual who has agreed to become an employee of the Corporation or any Subsidiary or to become an employee of any entity which the Corporation reasonably expects to become a Subsidiary, shall immediately terminate if the Program Administrator determines, in its sole discretion, that such person will not become an employee of the Corporation or any Subsidiary. If a recipient ceases to be employed by or to provide services as a director to the Corporation or any Subsidiary, or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, for any reason other than death, disability or retirement (subject to satisfaction of the criteria set forth in the following sentence), then, unless any other provision of the Program provides for earlier termination, all options shall terminate immediately in the event the recipient’s employment or services as a director are terminated for cause and in all other circumstances may be exercised, to the extent exercisable on the date of termination, until 90 days after the date of termination. Notwithstanding the foregoing, except as set forth below or unless otherwise provided by the Program Administrator, in the event an employee of the Corporation or any Subsidiary retires on or after attaining the age of 65 and after having completed at least five years of continuous employment with the Corporation and/or its Subsidiaries, then all options granted to the employee under the Plan may be exercised until 90 days after the date of retirement. Any award of restricted shares, RSUs or Incentive Bonus Awards, granted to a recipient hereunder shall be forfeited if the recipient’s employment is terminated for cause prior to the expiration or termination of the restricted period and/or the satisfaction of any other conditions applicable to such award. Except as set forth below or otherwise provided by a recipient’s Award Agreement, if the recipient’s employment terminates for any reason other than cause, the outstanding restricted shares, RSUs and Incentive Bonus Awards of such person shall be forfeited, unless the Program Administrator, in its sole discretion, shall determine otherwise.

Notwithstanding anything contained herein or in any Award Agreement to the contrary, effective February 27, 2014, the following rules shall apply to all options, restricted shares and RSUs granted to employees and directors on or after such date:

(a) Death, Disability, Normal Retirement. The options, restricted shares and RSUs of an awardee who separates from service due to death, disability (within the meaning of Section 22(e)(3) of the Code) after completing at least five (5) years of continuous employment with the Corporation and/or its Subsidiaries, or (other than for cause as defined in the applicable Award Agreement) after both attaining age 65 and completing at least five (5) years of continuous employment or service with the Corporation and/or its Subsidiaries, shall, to the extent not vested as of his separation from service, continue to vest in accordance with the vesting schedule(s) set forth in the applicable Award Agreement(s), subject to satisfaction of any applicable performance criteria set forth in the Award Agreement(s), as though the individual had not separated from service. With respect to any options belonging to such an individual, such options shall be exercisable for a period of 90 days following the later of (i) the individual’s separation from service, or (ii) the last day of such vesting schedule; but in any event not later than the expiration of the term of such option; provided, however, that options belonging to such an individual who separates from service due to death or disability (as defined above) shall be exercisable for a period of one year following the later of (i) the individual’s separation from service, or (ii) the last day of such vesting schedule; but in any event not later than the expiration of the term of such option.

(b) Early Retirement. Fifty percent (50%) of the options, restricted shares and RSUs of an awardee who separates from service (other than for cause as defined in the applicable Award Agreement) after both attaining age 55 and completing at least ten (10) years of continuous employment or service with the Corporation and/or its Subsidiaries (but before meeting the requirements of paragraph (a) above for normal retirement), shall, to the extent not vested as of his separation from service, be forfeited upon separation from service and the remainder shall continue to vest in accordance with the vesting schedule(s) set forth in the applicable Award Agreement(s), subject to satisfaction of any applicable performance criteria set forth in the Award Agreement(s), as though the individual had not separated from service. With respect to any options belonging to such an individual that are not forfeited, such options shall be exercisable for a period of 90 days following the later of (i) the individual’s separation from service, or (ii) the last day of such vesting schedule; but in any event not later than the expiration of the term of such option.

For purposes of the foregoing, a recipient shall be considered to have a “separation from service” upon the date that he ceases to be actively employed by or in the service of the Company or any of its Subsidiaries; provided, however, that a recipient will not be considered to have separated from service during an approved leave of absence. An individual will be considered to have separated from service if he fails to return to the employ of the Company or any of its Subsidiaries at the end of an approved leave of absence, in which event he shall be deemed to have separated from service on the last day of his or her approved leave of absence.

Article 14. Rights Upon Disability. Except as provided by Article 13, if a recipient becomes disabled within the meaning of Section 22(e)(3) of the Code while rendering services as a director to the Corporation or any Subsidiary (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), then, unless any other provision of the Program provides for earlier termination, all options of such recipient may be exercised, to the extent exercisable on the date of termination (or to such greater extent as shall be determined by the Program Administrator before or after the date of termination), at any time within one year after the date of termination due to disability, but in any event not later than the expiration of the term of such option.

Article 15. Rights Upon Death. Except as provided by Article 13, if a recipient dies while rendering services as a director to the Corporation or any Subsidiary (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies), then, unless any other provision of the Program provides for earlier termination, all options of such recipient may be exercised by the person or persons to whom the recipient’s rights shall pass by will or by the laws of descent and distribution, to the extent exercisable on the date of death (or to such greater extent as shall be determined by the Program Administrator before or after the date of termination), at any time within one year after the date of death unless any other provision of the Program provides for earlier termination, but in any event not later than the expiration of the term of such option.

Article 16. Non-Transferability. Options, restricted shares, RSUs and Incentive Bonus Awards granted under the Program may not be sold, pledged, assigned or transferred in any manner by the recipient otherwise than by will or by the laws of descent and distribution and options shall be exercisable (a) during the recipient’s lifetime only by the recipient and (b) after the recipient’s death only by the recipient’s executor, administrator or personal representative, provided, however that the recipient of an option granted pursuant to Part II of the Program may transfer such options to a family member or a trust or partnership created for the benefit of family members in such manner as is acceptable to, and expressly approved by, the Program Administrator. In the case of such a transfer, the transferee’s rights and obligations with respect to the applicable options shall be determined by reference to the recipient and the recipient’s rights and obligations with respect to the applicable options had no transfer been made. The recipient shall remain obligated pursuant to Articles 10 and 12 hereunder if required by applicable law.

Article 17. Change in Control. All options, restricted shares and RSUs granted pursuant to the Program shall become fully exercisable and fully vested upon the occurrence of a Change in Control Event. As used in the Program, a “Change in Control Event” shall be deemed to have occurred if any of the following events occur:

(a) the consummation of any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the shares of the Corporation’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

(b) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, other than to a subsidiary or affiliate; or

(c) an approval by the shareholders of the Corporation of any plan or proposal for the liquidation or dissolution of the Corporation; or

(d) any action pursuant to which any person (as such term is defined in Section 13(d) of the Exchange Act), corporation or other entity (other than any person who owns more than ten percent (10%) of the outstanding Common Stock on the date of adoption of this Program by the Board of Directors, the Corporation or any benefit plan sponsored by the Corporation or any of its Subsidiaries) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of capital stock entitled to vote generally for the election of directors of the Corporation (“Voting Securities”) representing fifty-one (51%) percent or more of the combined voting power of the Corporation’s then outstanding Voting Securities (calculated as provided in Rule 13d-3(d) in the case of rights to acquire any such securities), unless, prior to such person so becoming such beneficial owner, the Board shall determine that such person so becoming such beneficial owner shall not constitute a Change in Control; or

(e) the individuals (A) who, as of the date on which the Program is first adopted by the Board of Directors, constitute the Board (the “Original Directors”) and (B) who thereafter are elected to the Board and whose election, or nomination for election, to the

Board was approved by a vote of at least two thirds of the Original Directors then still in office (such Directors being called “Additional Original Directors”) and (C) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of at least two thirds of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Article 18. Merger or Asset Sale. For purposes of the Program, a merger or consolidation which would constitute a Change in Control Event pursuant to Article 17 and a sale of assets which would constitute a Change in Control Event pursuant to Article 17 are hereinafter referred to as “Article 18 Events”. In the event of an Article 18 Event, each outstanding option shall be assumed or an equivalent benefit shall be substituted by the entity determined by the Board of Directors of the Corporation to be the successor corporation. However, in the event that any such successor corporation does not agree in writing, at least 15 days prior to the anticipated date of consummation of such Article 18 Event, to assume or so substitute each such option, then the Program Administrator shall notify the holder thereof in writing or electronically that (a) such holder’s option shall be fully exercisable until immediately prior to the consummation of such Article 18 Event and (b) such holder’s option shall terminate upon the consummation of such Article 18 Event. For purposes of this Article 18, an option shall be considered assumed if, following consummation of the applicable Article 18 Event, the option confers the right to purchase or receive, for each share of Common Stock subject to the option immediately prior to the consummation of such Article 18 Event, the consideration (whether stock, cash or other securities or property) received in such Article 18 Event by holders of Common Stock for each share of Common Stock held on the effective date of such Article 18 Event (and, if holders of Common Stock are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such Article 18 Event is not solely common stock of such successor, the Program Administrator may, with the consent of such successor corporation, provide for the consideration to be received in connection with such option to be solely common stock of such successor equal in fair market value to the per share consideration received by holders of Common Stock in the Article 18 Event.

Article 19. Method of Exercise. Any optionee may exercise his or her option from time to time by giving written notice thereof to the Corporation at its principal office together with payment in full for the shares of Common Stock to be purchased. The date of such exercise shall be the date on which the Corporation receives such notice. Such notice shall state the number of shares to be purchased. The purchase price of any shares purchased upon the exercise of any option granted pursuant to the Program shall be paid in full at the time of exercise of the option by certified or bank cashier’s check payable to the order of the Corporation, or by shares of Common Stock, or by a combination of checks and shares of Common Stock. An optionee shall also be permitted to enter into a “cashless exercise” arrangement, to the extent permitted by applicable law. No option may be exercised for a fraction of a share of Common Stock. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be valued at their then Fair Market Value as determined by the Program Administrator in accordance with Section 4 of the Incentive Plan.

Article 20. Ten-Year Limitations. Notwithstanding any other provision of the Program, (a) no option, restricted shares, RSUs or Incentive Bonus Awards may be granted pursuant to the Program more than ten years after the date on which the Program was adopted by the Board of Directors and (b) any option granted under the Program shall, by its terms, not be exercisable more than ten years after the date of grant.

Article 21. Sunday or Holiday. In the event that the time for the performance of any action or the giving of any notice is called for under the Program within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next day following such Sunday or legal holiday which is not a Sunday or legal holiday.

Article 22. Governing Law. The Program shall be governed by and construed in accordance with the laws of the State of New Jersey.

Article 23. Covenant Against Competition. The Program Administrator shall have the right to condition the award to an employee of the Corporation or the Subsidiaries of any award under the Program upon the recipient’s execution and delivery to the Corporation of an agreement not to compete with the Corporation and the Subsidiaries during the recipient’s employment and for such period thereafter as shall be determined by the Program Administrator. Such covenant against competition shall be in a form satisfactory to the Program Administrator.

Article 24. Incentive Bonus Awards.

(a) The Program Administrator, at its discretion, may grant Incentive Bonus Awards to such officers and employees as it may designate from time to time. The terms of an individual’s Incentive Bonus Award shall be set forth in the individual’s Award Agreement. Each Award Agreement shall specify such general terms and conditions as the Program Administrator shall determine.

(b) The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Corporation, Subsidiary and/or individual performance as measured by such performance criteria as the Program Administrator, in its discretion, deems appropriate, including any or all of the Performance Measures set forth in Exhibit A hereto. The Program Administrator shall (i) select those individuals who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected individual upon the achievement of each performance level. The Program Administrator generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates (or for Incentive Bonus Awards intended to satisfy Code Section 162(m), within the permissible time period established for exemption under Code Section 162(m) and the regulations promulgated thereunder), to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

(c) Incentive Bonus Awards shall be paid in cash. Payments shall be made following a determination by the Program Administrator that the performance targets were achieved, subject to any applicable vesting requirements, and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(d) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of an individual’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Program Administrator.

Article 25. Code Section 162(m) Awards. The Program Administrator, at its discretion, may designate that any award of restricted shares or RSUs, or any Incentive Bonus Award shall be granted as a Code Section 162(m) Award. Such an Award must comply with the following additional requirements, which shall control over any other provision that pertains to such Award.

(a) Each Code Section 162(m) Award shall be based upon the attainment of specified levels of pre-established, objective Performance Measures that are intended to satisfy the performance based compensation exemption requirements of Code Section 162(m) and the regulations promulgated thereunder. Further, at the discretion of the Program Administrator, an Award also may be subject to goals and restrictions in addition to the Performance Measures.

(b) “Performance Measures” means the measures of performance of the Corporation and its Subsidiaries used to determine an individual’s entitlement to an Award under the Program. Such performance measures shall have the same meanings as used in the Corporation’s financial statements, or, if such terms are not used in the Corporation’s financial statements, they shall have the meanings applied pursuant to generally accepted accounting principles, or as used generally in the banking industry. Performance Measures shall be calculated with respect to the Corporation and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Program Administrator. For purposes of the Program, the Performance Measures shall be calculated in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Program Administrator, prior to the accrual or payment of any award under this Program for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Program Administrator, occurring after the establishment of the performance goals. Performance Measures shall be based on one or more of the criteria set forth in Exhibit A which is hereby incorporated by reference, as determined by the Program Administrator.

(c) For each Code Section 162(m) Award, the Program Administrator shall (i) select the individuals who shall be eligible to receive a Code Section 162(m) Award, (ii) determine the applicable performance period, (iii) determine the target levels of the Corporation and/or Subsidiary Performance Measures, and (iv) determine the number of shares of Common Stock or cash or other property (or combination thereof) subject to such an Award to be paid to each selected individual. The Program Administrator shall make the foregoing determinations prior to the commencement of services to which such an Award relates (or within the permissible time period established under Code Section 162(m)) and while the outcome of the performance goals and targets is uncertain.

(d) After each performance period, the Program Administrator shall certify in writing (which may include the written minutes for any meeting of the Program Administrator): (i) if the performance targets have been achieved, and (ii) the number of shares pursuant to the Code Section 162(m) Award that are to become freely transferable, if applicable, or the cash payable under the Code Section 162(m) Award. The Program Administrator shall have no discretion to waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Code Section 162(m) Award except in the case of a Change in Control Event or the death or disability of an awardee.

(e) Notwithstanding the foregoing, the Program Administrator may, in its discretion, reduce any Award based on such factors as may be determined by the Program Administrator, including, without limitation, a determination by the Program Administrator that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Corporation, a Subsidiary or an individual relative to the performance of competitors, or performance with respect to the Corporation’s strategic business goals.

(f) Subject to adjustment in accordance with Article 6, a Code Section 162(m) Award payable solely in shares of Common Stock of the Corporation shall be subject to the limitations set forth in Article 3. The maximum dollar value payable to any individual in any one (1) fiscal year of the Corporation with respect to Incentive Bonus Awards that are intended to be Code Section 162(m) Awards is two million dollars ($2,000,000).

PART I

INCENTIVE STOCK OPTION PLAN

The following provisions shall apply with respect to options granted by the Program Administrator pursuant to Part I of the Program:

Section 1. General. This Incentive Stock Option Plan (“Incentive Plan”) is Part I of the Corporation’s Program. The Corporation intends that options granted pursuant to the provisions of the Incentive Plan will qualify and will be identified as “incentive stock options” within the meaning of Section 422 of the Code. Unless any provision herein indicates to the contrary, this Incentive Plan shall be subject to the General Provisions of the Program.

Section 2. Terms and Conditions. The Program Administrator may grant incentive stock options to purchase Common Stock to any employee of the Corporation or its Subsidiaries. The terms and conditions of options granted under the Incentive Plan may differ from one another as the Program Administrator shall, in its discretion, determine, as long as all options granted under the Incentive Plan satisfy the requirements of the Incentive Plan.

Section 3. Duration of Options. Each option and all rights thereunder granted pursuant to the terms of the Incentive Plan shall expire on the date determined by the Program Administrator, but in no event shall any option granted under the Incentive Plan expire later than ten years from the date on which the option is granted. Notwithstanding the foregoing, any option granted under the Incentive Plan to any person who owns more than 10% of the combined voting power of all classes of stock of the Corporation or any Subsidiary shall expire no later than five years from the date on which the option is granted.

Section 4. Purchase Price. The option price with respect to any option granted pursuant to the Incentive Plan shall not be less than the Fair Market Value of the shares on the date of the grant of the option; except that the option price with respect to any option granted pursuant to the Incentive Plan to any person who owns more than 10% of the combined voting power of all classes of stock of the Corporation shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted. For purposes of the Program, the phrase “Fair Market Value” shall mean the fair market value of the Common Stock on the date of grant or other relevant date. If on such date the Common Stock is listed on a stock exchange or is quoted on the automated quotation system of NASDAQ, the Fair Market Value shall be the closing sale price (or if such price is unavailable, the average of the high bid price and the low asked price) of a share of Common Stock on such date. If no such closing sale price or bid and asked prices are available, the Fair Market Value shall be determined in good faith by the Program Administrator in accordance with generally accepted valuation principles and such other factors as the Program Administrator reasonably deems relevant.

Section 5. Maximum Amount of Options in Any Calendar Year. The aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year (under the terms of the Incentive Plan and all incentive stock option plans of the Corporation and the Subsidiaries) shall not exceed $100,000.

Section 6. Exercise of Options. Unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, incentive stock options may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased

First 12 months after grant	0
First 24 months after grant	25%
First 36 months after grant	50%
First 48 months after grant	75%
Beyond 48 months after grant	100%

Section 7. Failure to Satisfy Applicable Requirements. In the event that an option is intended to be granted pursuant to the provisions of this Incentive Plan but fails to satisfy one or more requirements of this Incentive Plan, such option shall be deemed to have been granted pursuant to the Supplemental Plan set forth as Part II of the Program, provided that such option satisfies the requirements of the Supplemental Plan.

PART II

SUPPLEMENTAL STOCK OPTION PLAN

The following provisions shall apply with respect to options granted by the Program Administrator pursuant to Part II of the Program:

Section 1. General. This Supplemental Stock Option Plan (“Supplemental Plan”) is Part II of the Corporation’s Program. Any option granted pursuant to this Supplemental Plan shall not be an incentive stock option as defined in Section 422 of the Code. Unless any provision herein indicates to the contrary, this Supplemental Plan shall be subject to the General Provisions of the Program.

Section 2. Terms and Conditions. The Program Administrator may grant supplemental stock options to any person eligible under Article 4 of the General Provisions. The terms and conditions of options granted under this Supplemental Plan may differ from one another as the Program Administrator shall, in its discretion, determine as long as all options granted under this Supplemental Plan satisfy the requirements of this Supplemental Plan.

Section 3. Duration of Options. Each option and all rights thereunder granted pursuant to the terms of this Supplemental Plan shall expire on the date determined by the Program Administrator, but in no event shall any option granted under this Supplemental Plan expire later than ten years from the date on which the option is granted.

Section 4. Purchase Price. The option price with respect to any option granted pursuant to this Supplemental Plan shall be determined by the Program Administrator at the time of grant, but shall not be less than the “Fair Market Value” (as defined in Part I of the Plan) of the shares on the date of the grant of the option.

Section 5. Exercise of Options. Unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, supplemental stock options may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased

First 12 months after grant	0
First 24 months after grant	25%
First 36 months after grant	50%
First 48 months after grant	75%
Beyond 48 months after grant	100%

Notwithstanding the foregoing, unless otherwise provided by the Program Administrator at the time of grant or unless the installment provisions set forth herein are subsequently accelerated pursuant to the General Provisions of the Program or otherwise by the Program Administrator with respect to any one or more previously granted options, supplemental stock options granted to a member of the Board who, on the date of grant, is not an employee of the Corporation or any of its Subsidiaries may only be exercised to the following extent during the following periods of time:

During	Maximum Percentage of Shares Covered by Option Which May be Purchased

First 12 months after grant	20%
First 24 months after grant	40%
First 36 months after grant	60%
First 48 months after grant	80%
Beyond 48 months after grant	100%

PART III

RESTRICTED SHARES PLAN

Section 1. Grant of Restricted Shares. The Program Administrator may from time to time cause the Corporation to grant restricted shares (“Restricted Shares”) to officers, directors and employees of the Corporation and its Subsidiaries subject to such restrictions, conditions and other terms as the Program Administrator may determine.

Section 2. Restrictions. At the time a grant of Restricted Shares is made, the Program Administrator shall establish a period of time (the “Restricted Period”) applicable to such Restricted Shares. Each grant of Restricted Shares may be subject to a different Restricted Period. The Program Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Shares. The Program Administrator may also, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Program Administrator with respect to such Restricted Shares.

Section 3. Restricted Share Certificates. The Corporation shall issue, in the name of each recipient to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares granted to such person, as soon as reasonably practicable after the grant. The Corporation, at the direction of the Program Administrator, shall hold such certificates, properly endorsed for transfer, for the recipient’s benefit until such time as the Restricted Shares are forfeited to the Corporation, or the restrictions lapse.

Section 4. Rights of Holders of Restricted Shares. Unless otherwise provided by the Program Administrator, holders of Restricted Shares shall have the right to vote such shares and have the right to receive any cash dividends with respect to such shares. All distributions, if any, received by a recipient with respect to Restricted Shares as a result of any stock split, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Part III.

Section 5. Forfeiture. Any Restricted Shares granted to a recipient hereunder shall be forfeited if the recipient’s employment is terminated for cause prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon such forfeiture, the Restricted Shares that are forfeited shall be retained in the treasury of the Corporation and be available for subsequent awards under the Program, unless the Program Administrator directs that such Restricted Shares be canceled upon forfeiture. If the recipient’s employment terminates for any reason other than cause, the Restricted Shares of such person shall be forfeited, unless the Program Administrator, in its sole discretion, shall determine otherwise.

Section 6. Delivery of Restricted Shares. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Program Administrator, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the recipient or his beneficiary or estate, as the case may be.

PART IV

RESTRICTED STOCK UNIT PLAN

Section 1. Grant of Restricted Stock Units. The Program Administrator may from time to time cause the Corporation to grant restricted stock units (“RSUs”) to officers, directors and employees of the Corporation and its Subsidiaries subject to such restrictions, conditions and other terms as the Program Administrator may determine. RSUs are awards denominated in units evidencing the right to receive shares of Common Stock, which may vest over such period of time and/or upon satisfaction of such performance criteria or objectives as is determined by the Program Administrator at the time of grant and set forth in a Restricted Stock Unit Award Agreement approved by the Program Administrator, without payment of any amounts by the recipient thereof (except to the extent required by law). Prior to delivery of shares of Common Stock with respect to an award of RSUs, the recipient shall have no rights as a stockholder of the Corporation. Upon satisfaction and/or achievement of the applicable vesting requirements relating to an award of RSUs, the recipient thereof shall be entitled to receive a number of shares of Common Stock that are equal to the number of RSUs that became vested. To the extent, if any, set forth in the applicable Restricted Stock Unit Award Agreement, cash dividend equivalents may be paid during, or may be accumulated and paid at the end of, the applicable vesting period, as determined by the Program Administrator.

Section 2. Restrictions. At the time a grant of RSUs is made, the Program Administrator shall establish the vesting requirements applicable thereto, which may be based on performance of services for a specified period of time and/or the achievement of such performance objectives or conditions as the Program Administrator may require. Each grant of RSUs may be subject to different vesting requirements. Unless otherwise provided by the Restricted Stock Unit Award Agreement, any RSUs granted pursuant to the Plan shall be forfeited if the recipient’s employment or service with the Corporation or its Subsidiaries terminates for any reason prior to the expiration or termination of the applicable vesting period and/or the achievement of such other vesting conditions applicable to the award. The Program Administrator may, in its sole discretion, shorten, terminate or modify the vesting restrictions applicable to all or a portion of such RSUs. RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of.

EXHIBIT A

PERFORMANCE MEASURES

Code Section 162(m) Awards shall be based on the attainment of objective performance goals that are established by the Program Administrator and relate to one or more Performance Measures, in each case on specified dates or over any period, up to 10 years, as determined by the Program Administrator.

“Performance Measures” means the following business criteria (or any combination thereof) with respect to one or more of the Corporation, any Subsidiary or any division or operating unit thereof:

•	earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Program Administrator deems appropriate and, if the Program Administrator so determines, net of or including dividends before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”);

•	gross or net revenues or changes in annual revenues;

•	cash flow(s) (including either operating or net cash flows);

•	financial return ratios;

•	total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation;

•	earnings growth or growth in earnings per share;

•	return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales;

•	adjusted pre-tax margin;

•	pre-tax profits;

•	operating margins;

•	operating profits;

•	operating expenses;

•	dividends;

•	net income or net operating income, including net income available to common stockholders;

•	growth in operating earnings or growth in earnings per share;

•	value of assets;

•	market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

•	aggregate product price and other product measures;

•	expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions;

•	reduction of losses, loss ratios, expense ratios or non-performing loans or other assets;

•	reduction in fixed costs;

•	operating cost management;

•	cost of capital;

•	debt reduction;

•	productivity improvements;

•	satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; or

•	any combination of, or a specified increase or improvement in, any of the foregoing.

Where applicable, the Performance Measures may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary or affiliate, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Program Administrator.

The Performance Measures may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Corporation in the preparation of its periodic reports to stockholders.

To the extent permitted by Section 162(m) of the Code, unless the Program Administrator provides otherwise at the time of establishing the performance goals, for each fiscal year of the Corporation, the Program Administrator shall have the authority to make equitable adjustments to the Performance Measures in recognition of unusual or non-recurring events affecting the Corporation or any Subsidiary or affiliate or the financial statements of the Corporation or any Subsidiary or affiliate and may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Measures described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP or a change in applicable laws or regulations, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Corporation during the fiscal year.